News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release	Immediately
Date	August 5, 2020
Contact	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Three and Six Months Ended June 30, 2020

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the three and six months ended June 30, 2020.

Comment by CEO

“We are proud of the way our employees, customers, and business partners have come together,” said Joe Russell, Chief Executive Officer.  “I want to thank all Public Storage employees for their extraordinary efforts in keeping our more than 2,500 self-storage properties open for customers throughout the pandemic.  We are committed to health and safety as we continue to support our customers and communities through difficult times.”

Operating Results for the Three Months Ended June 30, 2020

For the three months ended June 30, 2020, net income allocable to our common shareholders was $246.1 million or $1.41 per diluted common share, compared to $306.4 million or $1.76 per diluted common share in 2019 representing a decrease of $60.3 million or $0.35 per diluted common share.  The decrease is due primarily to (i) a $22.5 million decrease in self-storage net operating income (described below), (ii) a $14.1 million decrease due to the impact of foreign currency exchange losses associated with our Euro denominated debt, and (iii) a $10.8 million increase in depreciation and amortization expense.

The $22.5 million decrease in self-storage net operating income is a result of a $30.2 million decrease in our Same Store Facilities (as defined below), offset by a $7.6 million increase in our non-Same Store Facilities (as defined below).  Revenues for the Same Store Facilities decreased 3.0% or $18.7 million in the three months ended June 30, 2020 as compared to 2019, due primarily to lower realized annual rent per occupied square foot and reduced late charges and administrative fees.  Cost of operations for the Same Store Facilities increased by 6.7% or $11.5 million in the three months ended June 30, 2020 as compared to 2019, due primarily to a 20.7% ($6.4 million) increase in on-site property manager payroll and 36.9% ($4.6 million) increase in marketing expenses.  The increase in net operating income of $7.6 million for the non-Same Store Facilities is due primarily to the impact of facilities acquired in 2019 and 2020 and the fill-up of recently developed and expanded facilities.

Operating Results for the Six Months Ended June 30, 2020

For the six months ended June 30, 2020, net income allocable to our common shareholders was $559.3 million or $3.20 per diluted common share, compared to $608.2 million or $3.49 per diluted common share in 2019 representing a decrease of $48.9 million or $0.29 per diluted common share.  The decrease is due primarily to (i) a $13.0 million decrease in self-storage net operating income (described below), (ii) a $12.9 million decrease due to the impact of foreign currency exchange gains and losses associated with our Euro denominated debt, and (iii) a $24.7 million increase in depreciation and amortization expense.

The $13.0 million decrease in self-storage net operating income is a result of a $29.9 million decrease in our Same Store Facilities (as defined below), offset by a $16.9 million increase in our non-Same Store Facilities (as defined below).  Revenues for the Same Store Facilities decreased 0.9% or $11.5 million in the six months ended June 30, 2020 as compared to 2019, due primarily to reduced late charges and administrative fees.  Cost of operations for the Same Store Facilities increased by 5.3% or $18.4 million in the six months ended June 30, 2020 as compared to 2019, due primarily to a 46.1% ($9.9 million) increase in marketing expenses and a  12.0% ($7.4 million) increase in on-site property manager payroll expense.  The increase in net operating income of $16.9 million for the non-Same Store Facilities is due primarily to the impact of facilities acquired in 2019 and 2020 and the fill-up of recently developed and expanded facilities.

Funds from Operations

For the three months ended June 30, 2020, funds from operations (“FFO”) was $2.28 per diluted common share, as compared to $2.57 in the same period in 2019, representing a decrease of 11.3%.  FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation and amortization expense, gains and losses and impairment charges with respect to real estate assets.  A reconciliation of GAAP diluted net income per share to FFO per share, and additional descriptive information regarding this non-GAAP measure, is attached.

For the six months ended June 30, 2020, FFO was $4.90 per diluted common share, as compared to $5.09 in the same period in 2019, representing a decrease of 3.7%.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) EITF D-42 charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of casualties, due diligence costs incurred in strategic transactions, and contingency resolutions.  We review Core FFO per share to evaluate our ongoing operating performance, and we believe it is used by investors and REIT analysts in a similar manner.  However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
			Percentage			Percentage
	2020	2019	Change	2020	2019	Change

FFO per share	$2.28	$2.57	(11.3)%	$4.90	$5.09	(3.7)%
Eliminate the per share impact of
items excluded from Core FFO, including
our equity share from investments:
Foreign currency exchange loss (gain)	0.11	0.03		0.06	(0.01)
Application of EITF D-42	0.09	0.05		0.09	0.10
Other items	(0.02)	(0.01)		(0.01)	-
Core FFO per share	$2.46	$2.64	(6.8)%	$5.04	$5.18	(2.7)%

Property Operations – Same Store Facilities

The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues and cost of operations since January 1, 2018. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2018, 2019, and 2020 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and REIT analysts in a similar manner.  The following table summarizes the historical operating results of these 2,224 facilities (143.9 million net rentable square feet) that represent approximately 84% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2020.

Selected Operating Data for the Same
Store Facilities (2,224 facilities)
(unaudited):
Three Months Ended June 30,				Six Months Ended June 30,
			Percentage			Percentage
2020		2019	Change	2020	2019	Change

(Dollar amounts in thousands, except for per square foot data)
Revenues:
Rental income	$579,643	$590,082	(1.8)%	$1,163,375	$1,165,644	(0.2)%
Late charges and administrative fees	17,707	25,973	(31.8)%	43,510	52,708	(17.5)%
Total revenues (a)	597,350	616,055	(3.0)%	1,206,885	1,218,352	(0.9)%

Cost of operations:
Property taxes	70,003	67,550	3.6%	140,190	134,377	4.3%
On-site property manager payroll	37,496	31,067	20.7%	69,550	62,102	12.0%
Supervisory payroll	10,839	10,213	6.1%	21,652	20,264	6.8%
Repairs and maintenance	11,180	11,748	(4.8)%	21,662	22,649	(4.4)%
Snow removal	128	320	(60.0)%	2,041	3,177	(35.8)%
Utilities	9,124	9,921	(8.0)%	19,554	21,217	(7.8)%
Marketing	17,005	12,426	36.9%	31,301	21,427	46.1%
Other direct property costs	16,498	16,643	(0.9)%	32,950	33,487	(1.6)%
Allocated overhead	11,086	11,993	(7.6)%	24,740	26,505	(6.7)%
Total cost of operations (a)	183,359	171,881	6.7%	363,640	345,205	5.3%
Net operating income (b)	$413,991	$444,174	(6.8)%	$843,245	$873,147	(3.4)%

Gross margin	69.3%	72.1%	(3.9)%	69.9%	71.7%	(2.5)%

Weighted average for the period:
Square foot occupancy	94.2%	94.0%	0.2%	93.7%	93.2%	0.5%
Realized annual rental income per (c):
Occupied square foot	$17.10	$17.45	(2.0)%	$17.26	$17.38	(0.7)%
Available square foot (“REVPAF”)	$16.11	$16.40	(1.8)%	$16.17	$16.20	(0.2)%
At June 30:
Square foot occupancy				94.6%	94.1%	0.5%
Annual contract rent per occupied
square foot (d)				$17.35	$17.91	(3.1)%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of self-storage NOI to net income.

(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)

Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.   Contract rates are initially set in the lease agreement upon move-in and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	For the Quarter Ended
	March 31	June 30	September 30	December 31	Entire Year

	(Amounts in thousands, except for per square foot data)
Total revenues:
2020	$609,535	$597,350
2019	$602,297	$616,055	$628,573	$615,268	$2,462,193

Total cost of operations:
2020	$180,281	$183,359
2019	$173,324	$171,881	$175,983	$140,306	$661,494

Property taxes:
2020	$70,187	$70,003
2019	$66,827	$67,550	$67,353	$38,904	$240,634

Repairs and maintenance, including
snow removal expenses:
2020	$12,395	$11,308
2019	$13,758	$12,068	$13,166	$12,572	$51,564

Marketing:
2020	$14,296	$17,005
2019	$9,001	$12,426	$14,345	$13,230	$49,002

REVPAF:
2020	$16.23	$16.11
2019	$16.00	$16.40	$16.71	$16.37	$16.37

Weighted average realized annual
rent per occupied square foot:
2020	$17.43	$17.10
2019	$17.30	$17.45	$17.74	$17.59	$17.52

Weighted average occupancy levels
for the period:
2020	93.1%	94.2%
2019	92.5%	94.0%	94.2%	93.1%	93.4%

Property Operations – Non-Same Store Facilities

In addition to the 2,224 Same Store Facilities, we have 276 facilities that were not stabilized with respect to occupancies, revenues or cost of operations since January 1, 2018 or that we did not own as of January 1, 2018, including 84 facilities that were acquired from third parties, 76 newly developed facilities, 71 facilities that have been expanded or are targeted for expansion, and 45 facilities that are unstabilized due to the impact of casualties and other factors (collectively, the “Non-Same Store Facilities”).  Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Self-Storage Operations” in our June 30, 2020 Form 10-Q.

Investing and Capital Activities

During the three months ended June 30, 2020, we acquired six self-storage facilities (four in Ohio and one in California and Florida) with 0.4 million net rentable square feet for $67.1 million. During the six months ended June 30, 2020, we acquired 15 self-storage facilities (four in Ohio, three in California, two each in New York and Tennessee and one each in Florida, Indiana, Massachusetts and Nebraska) with 1.2 million net rentable square feet for $253.3 million.  Subsequent to June 30, 2020, we acquired or were under contract to acquire five self-storage facilities (two in Minnesota and one each in Colorado, Michigan and Utah) with 0.3 million net rentable square feet for $33.3 million.

During the three months ended June 30, 2020, we opened two newly developed facilities and various expansion projects (0.4 million net rentable square feet – 0.2 million in Florida and 0.1 million in California and Minnesota) costing $44.7 million. During the six months ended June 30, 2020, we opened two newly developed facilities and various expansion projects (0.5 million net rentable square feet – 0.2 million each in Florida and Minnesota and 0.1 million in California) costing $70.0 million. At June 30, 2020, we had various facilities in development (1.1 million net rentable square feet) estimated to cost $195 million and various expansion projects (2.7 million net rentable square feet) estimated to cost $361 million.  Our aggregate 3.8 million net rentable square foot pipeline of development and expansion facilities includes 1.5 million in California, 1.0 million in Florida, 0.2 million each in Missouri, Texas, Virginia and Washington and 0.5 million in other states.  The remaining $403 million of development costs for these projects is expected to be incurred primarily in the next 18 to 24 months.

On June 9, 2020, we called for redemption, and on July 10, 2020 we redeemed, our 5.375% Series V Preferred Shares for $495 million, plus accrued dividends.

On June 17, 2020, we issued our 4.625% Series L Preferred Shares for gross proceeds of $565 million.

COVID-19 Pandemic

The COVID-19 Pandemic (the “COVID Pandemic”) and the resulting economic recession has and will continue to impact our operations, revenues, cost of operations, as well as our investments and capital availability, as described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our June 30, 2020 Form 10-Q.

Distributions Declared

On August 3, 2020, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on September 30, 2020 to shareholders of record as of September 15, 2020.

Second Quarter Conference Call

A conference call is scheduled for August 6, 2020 at 9:00 a.m. (PDT) to discuss the second quarter earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 2158058). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through August 20, 2020 by calling (800) 585-8367 (domestic), (404) 537-3406 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.” All forms of replay utilize conference ID number 2158058.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities.  At June 30, 2020, we had: (i) interests in 2,500 self-storage facilities located in 38 states with approximately 171 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self Storage SA (Euronext Brussels:SHUR) which owned 238 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand and (iii) an approximate 42% common equity interest in

PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at June 30, 2020.  Our headquarters are located in Glendale, California.

This press release, our Form 10-Q for the second quarter of 2020, and additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2020 and in our other filings with the SEC including: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development, expansion and acquisition of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; risks associated with the COVID Pandemic or similar events, including but not limited to illness or death of our employees or customers, negative impacts to the economic environment and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, and/or potential regulatory actions to (i) close our facilities if we were determined not to be an “essential business” or for other reasons, (ii) limit our ability to increase rent or otherwise limit the rent we can charge or (iii) limit our ability to collect rent or evict delinquent tenants; risk that even though many initial restrictions due to the COVID Pandemic have eased, they could be reinstituted in case of future waves of infection or if additional pandemics occur; risk that we could experience a change in the move-out patterns of our long-term customers due to economic uncertainty and the significant increase in unemployment resulting from the COVID Pandemic.  This could lead to lower occupancies and rent “roll down” as long-term customers are replaced with new customers at lower rates; risk of negative impacts on the cost and availability of debt and equity capital as a result of the COVID Pandemic, which could have a material impact upon our capital and growth plans; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; the risk that our existing self-storage facilities may be at a disadvantage in competing with newly developed facilities with more visual and customer appeal; risks related to increased reliance on Google as a customer acquisition channel; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage properties that we acquire directly or through the acquisition of entities that own and operate self-storage facilities; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the legal and regulatory environment, as well as national, state and local laws and regulations including, without limitation, those governing environmental issues, taxes, our tenant reinsurance business, and labor, including risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; risks due to a November 2020 California ballot initiative (or other equivalent actions) that could remove the protections of Proposition 13 with respect to our real estate and result in substantial increases in our assessed values and property tax bills in California; changes in United States federal or state tax laws related to the taxation of REITs and other corporations; security breaches or a failure of our networks, systems or technology could adversely impact our operations or our business, customer and employee relationships or result in fraudulent payments; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays and cost overruns on our projects to develop new facilities or expand our existing facilities; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release.  All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement.  We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether because of new information, new estimates, or other factors, events or circumstances after the date of these forward looking statements, except when expressly required by law.  Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenues:
Self-storage facilities	$664,542	$669,339	$1,338,743	$1,319,747
Ancillary operations	44,743	41,611	86,624	80,241
	709,285	710,950	1,425,367	1,399,988

Expenses:
Self-storage cost of operations	213,825	196,083	421,750	389,739
Ancillary cost of operations	11,782	11,653	22,727	22,198
Depreciation and amortization	137,618	126,859	273,518	248,800
General and administrative	20,294	15,264	41,358	34,767
Interest expense	14,145	12,254	27,766	20,397
	397,664	362,113	787,119	715,901

Other increase to net income:
Interest and other income	5,831	8,582	12,310	15,547
Equity in earnings of unconsolidated real estate entities	17,655	18,914	41,623	36,586
Gain on sale of real estate	-	341	1,117	341
Foreign currency exchange (loss) gain	(19,295)	(5,218)	(10,350)	2,573
Net income	315,812	371,456	682,948	739,134
Allocation to noncontrolling interests	(889)	(1,400)	(1,869)	(2,557)
Net income allocable to Public Storage shareholders	314,923	370,056	681,079	736,577
Allocation of net income to:
Preferred shareholders – distributions	(52,952)	(53,525)	(104,957)	(108,537)
Preferred shareholders – redemptions	(15,069)	(8,861)	(15,069)	(17,394)
Restricted share units	(783)	(1,259)	(1,800)	(2,492)
Net income allocable to common shareholders	$246,119	$306,411	$559,253	$608,154

Per common share:
Net income per common share – Basic	$1.41	$1.76	$3.21	$3.49
Net income per common share – Diluted	$1.41	$1.76	$3.20	$3.49
Weighted average common shares – Basic	174,493	174,253	174,470	174,215
Weighted average common shares – Diluted	174,575	174,542	174,596	174,459

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	June 30, 2020	December 31, 2019
ASSETS	(Unaudited)

Cash and equivalents	$1,268,475	$409,743

Operating real estate facilities:
Land and buildings, at cost	16,697,846	16,289,146
Accumulated depreciation	(6,881,358)	(6,623,475)
	9,816,488	9,665,671
Construction in process	153,382	141,934
Investments in unconsolidated real estate entities	753,358	767,816
Goodwill and other intangible assets, net	206,922	205,936
Other assets	159,430	174,344
Total assets	$12,358,055	$11,365,444

LIABILITIES AND EQUITY

Senior unsecured notes	$2,431,606	$1,875,218
Mortgage notes	26,265	27,275
Preferred shares called for redemption	495,000	-
Accrued and other liabilities	394,986	383,284
Total liabilities	3,347,857	2,285,777

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 165,400 shares issued (in series) and outstanding,
(162,600 at December 31, 2019) at liquidation preference	4,135,000	4,065,000
Common Shares, $0.10 par value, 650,000,000 shares authorized,
174,498,918 shares issued and outstanding, (174,418,615 shares
at December 31, 2019)	17,450	17,442
Paid-in capital	5,702,466	5,710,934
Accumulated deficit	(789,089)	(665,575)
Accumulated other comprehensive loss	(73,136)	(64,890)
Total Public Storage shareholders’ equity	8,992,691	9,062,911
Noncontrolling interests	17,507	16,756
Total equity	9,010,198	9,079,667
Total liabilities and equity	$12,358,055	$11,365,444

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution

(Unaudited – amounts in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Computation of FFO per Share:

Net income allocable to common shareholders	$246,119	$306,411	$559,253	$608,154
Eliminate items excluded from FFO:
Depreciation and amortization	136,821	126,859	271,958	248,800
Depreciation from unconsolidated real estate investments	16,872	17,247	35,115	34,761
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(938)	(1,088)	(1,899)	(2,286)
Gains on sale of real estate, including equity
investment share	-	(992)	(9,241)	(992)
FFO allocable to common shares (a)	$398,874	$448,437	$855,186	$888,437
Diluted weighted average common shares	174,575	174,542	174,596	174,459
FFO per share (a)	$2.28	$2.57	$4.90	$5.09

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share—Diluted	$1.41	$1.76	$3.20	$3.49
Eliminate per share amounts excluded from FFO per share:
Depreciation and amortization	0.87	0.82	1.75	1.61
Gains on sale of real estate	-	(0.01)	(0.05)	(0.01)
FFO per share (a)	$2.28	$2.57	$4.90	$5.09

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$398,874	$448,437	$855,186	$888,437
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	6,546	5,456	3,716	2,363
Foreign currency exchange loss (gain)	19,295	5,218	10,350	(2,573)
Impact of EITF D-42, including equity investment share	15,069	8,861	15,069	17,394
Less: Capital expenditures to maintain real estate facilities (b)	(38,772)	(42,354)	(95,629)	(72,559)

FAD (a)	$401,012	$425,618	$788,692	$833,062

Distributions paid to common shareholders and restricted
share units	$349,834	$349,593	$699,636	$699,071

Distribution payout ratio	87.2%	82.1%	88.7%	83.9%

Distributions per common share	$2.00	$2.00	$4.00	$4.00

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents GAAP net income before depreciation and amortization, real estate gains or losses and impairment charges, which are excluded because they are based upon historical costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures.  We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner.  FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.  In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

(b)

Capital expenditures include certain projects that are not traditional like-for-like replacements of existing components, and in certain circumstances upgrade existing components before the end of their functional lives.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Overview” and “Liquidity and Capital Resources – Capital Expenditure Requirements” in our June 30, 2020 Form 10-Q for further information.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to

Net Income

(Unaudited – amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Self-storage revenues for:
Same Store Facilities	$597,350	$616,055	$1,206,885	$1,218,352
Acquired facilities	13,603	6,440	25,472	10,361
Developed and expanded facilities	43,203	36,174	85,488	69,889
Other non-same store facilities	10,386	10,670	20,898	21,145
Self-storage revenues	664,542	669,339	1,338,743	1,319,747

Self-storage cost of operations for:
Same Store Facilities	183,359	171,881	363,640	345,205
Acquired facilities	6,918	2,857	12,430	4,971
Developed and expanded facilities	19,309	17,583	37,657	32,029
Other non-same store facilities	4,239	3,762	8,023	7,534
Self-storage cost of operations	213,825	196,083	421,750	389,739

Self-storage NOI for:
Same Store Facilities	413,991	444,174	843,245	873,147
Acquired facilities	6,685	3,583	13,042	5,390
Developed and expanded facilities	23,894	18,591	47,831	37,860
Other non-same store facilities	6,147	6,908	12,875	13,611
Self-storage NOI (a)	450,717	473,256	916,993	930,008
Ancillary revenues	44,743	41,611	86,624	80,241
Ancillary cost of operations	(11,782)	(11,653)	(22,727)	(22,198)
Depreciation and amortization	(137,618)	(126,859)	(273,518)	(248,800)
General and administrative expense	(20,294)	(15,264)	(41,358)	(34,767)
Interest and other income	5,831	8,582	12,310	15,547
Interest expense	(14,145)	(12,254)	(27,766)	(20,397)
Equity in earnings of unconsolidated real estate entities	17,655	18,914	41,623	36,586
Gain on sale of real estate	-	341	1,117	341
Foreign currency exchange (loss) gain	(19,295)	(5,218)	(10,350)	2,573
Net income on our income statement	$315,812	$371,456	$682,948	$739,134

(a)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions.  We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends.  We believe that investors and analysts utilize NOI in a similar manner.  NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.